Exhibit 10.1


                        Baldwin Technology Company, Inc.
                          2 Trap Falls Road, Suite 402
                                  P.O. Box 901
                             Shelton, CT 06484-0941
                               Tel: 203 402-1000
                               Fax: 203 402-5500

June 19, 2010

Mr. Karl Stephan Puehringer
51 Phillips Lane
Darien, CT  06820

Dear Mr. Puehringer:

     This Amended and Restated Agreement (this "Agreement") sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the "Company"). It supersedes our agreement dated June 19, 2007, which was effective as of June 30, 2007, and is effective as of June 30, 2010. If not extended or sooner terminated, this Agreement shall expire on September 30, 2012.

     1. DUTIES. During the term of your employment hereunder, you shall be employed as the President and Chief Executive Officer ("CEO") of the Company, and you shall direct and manage the business, affairs, and property of the Company subject to the direction of the Board of Directors of the Company (the "Board of Directors").

     2. COMPENSATION. As compensation for your services during the term of your employment hereunder:

          A. Salary. You shall be paid a salary at the annual rate of four hundred twenty thousand dollars ($420,000) (hereinafter referred to as your

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"base  salary"),  payable  in  appropriate  installments to conform with regular payroll  dates  for  salaried  personnel  of  the  Company.

          B. Reviews and Adjustments. On or about July 1, 2010 and each succeeding July 1 during the term of your employment hereunder, your performance shall be reviewed by the Independent Directors of the Board of Directors (as the term "Independent Directors" is defined in the Company's
Statement of Principles prepared for the Board of Directors), and your attainment of mutually agreed-upon objectives evaluated. Your base salary for the ensuing twelve (12) months commencing on each such July 1 may be adjusted, subject to approval by the Independent Directors, in accordance with your level of performance. In no case, however, will any such adjustment to your base salary ever be a negative amount unless you expressly agree to such a reduction.

          C. Incentive Compensation. During the term of your employment hereunder, and at such other times subsequent thereto as are otherwise set forth herein, you shall annually be eligible for receiving, effective with the fiscal year ending June 30, 2010, incentive compensation, which incentive compensation shall be determined and paid in accordance with the terms of the Company's Management Incentive Compensation Plan (MICP) as in effect at that time.

          D. Deferred Compensation. You shall be paid, at such times as are set forth in this Agreement, deferred compensation based upon an amount equal to thirty percent (30%) of your Final Average Pay (the "Deferred Compensation"). For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to (i) the total of (a) the sum of the base salary paid to you with respect to each of the two (2) fiscal years ending immediately preceding the fiscal year in which you became entitled to the Deferred Compensation, plus (b)

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the  base  salary payable to you at the time that you separated from the Company
(annualized to twelve (12) months), (ii) divided by three (3). Such thirty percent (30%) of your Final Average Pay, when calculated, shall then be restated to a monthly amount by dividing such amount by twelve (12) (the "Monthly
Amount"), and the Monthly Amount shall be paid monthly to you or to your beneficiary or beneficiaries designated by you in writing to the Company, or, if none is so designated, to your estate (such person or persons being referred to herein as the "Beneficiary"), beginning on the day set forth in this Agreement, for a period (except as otherwise provided in this Agreement) of one hundred eighty (180) months. In this regard, if you die after the date on which you first become entitled to payment of the Deferred Compensation, whether or not the first payment of the Monthly Amount has been paid, and prior to the payment of the Monthly Amount for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the Beneficiary. As of November 1, 2006 the amount of your Deferred Compensation had vested to the extent of one hundred percent (100%) so that the full amount of the Deferred Compensation shall be due and payable to you in the instances set forth elsewhere in this Agreement.

          E. Social Security. The Company has purchased a German government-approved private pension insurance policy at a cost of approximately 1,000 Euros per month on behalf of you, as the President and Chief Executive Officer of the Company, to remain in effect until the first to occur of (i) your return to Germany, either with the Company or another employer, (ii) your having remained in the United States for ten years (whereupon you will become eligible for the U.S. Social Security plan), or (iii) the date you terminate employment with the Company.

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     3.     INSURANCE.  During  the  term  of  your  employment  hereunder,  the
Company, subject to your insurability, shall (A) pay the premiums on a contract or contracts of life insurance on your life providing for an aggregate death benefit of two million dollars ($2,000,000), which contract or contracts will be owned by you, your spouse or such other party as may be designated by you; and
(B) purchase key person term life insurance on your life in the aggregate amount of two million dollars ($2,000,000), which contract or contracts will be owned by the Company.

     4. REIMBURSEMENT OF EXPENSES. In addition to the compensation provided for herein, the Company shall reimburse to you during the term of this Agreement, in accordance with the policies of the Company as in effect at the time, for all reasonable expenses incurred by you in connection with the business of the Company, and its Subsidiaries (as the term "Subsidiaries" is defined in Paragraph 5C hereof), including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy, during the term of your employment hereunder. In this connection, it is understood that certain business of the Company will require the presence of your spouse, and this Paragraph 5 applies as well to such expenses relating to her. All such reimbursements shall be made in accordance with the Company's general policies for reimbursement of expenses, but in no event later than the end of the calendar year following the calendar year in which such expenses were incurred.

     5.  EXTENT  OF  SERVICES.

          A. In General. During the term of your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.

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          B.  Limitation  on  Other Services. During the term of your employment hereunder, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with written approval of the Board of Directors.

          C. Personal Investments. Nothing herein shall preclude you from having, making, or managing personal investments which do not involve your active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors, during the term of your employment hereunder, you shall not have more than a one percent (1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase "conducted by the Company" as used in this Paragraph 5C and in Paragraph 12 hereof shall mean the business conducted by the Company, by any corporation in which the Company owns fifty percent (50%) or more of the stock (either voting or non-voting), or by any other entity in which the Company owns fifty percent (50%) or more of the equity interests
(either voting or non-voting) (collectively "Subsidiaries," individually a "Subsidiary").

     6. LOCATION. Your duties hereunder shall be performed for the Company worldwide, with particular emphasis in the Company's office in Shelton, Connecticut.

     7.  VACATION;  OTHER  BENEFITS.

          A. Vacation. During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, in accordance with the Company's vacation policy as in effect at the time. Your yearly vacation accrual will be thirty (30) working days of annual vacation per year in year one and all subsequent years. You may accumulate up to fifteen (15) weeks vacation, but not more than four (4) weeks from any single prior year. Any such

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accumulated  vacation  may  be used in any subsequent year or years (but no more than three (3) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.

          B. The Company's Benefit Plans. During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time,
(iii) equity award plans and programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time,
(v)  travel  accident insurance plans and programs as in effect at the time, and
(vi) other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.

          C. Automobile. During the term of your employment hereunder, the Company shall provide an automobile for your use pursuant to the Company's written policy on company autos as in effect at that time. Maintenance, insurance and fuel costs will be paid by the Company. Audi A-6, BMW Series 500 or equivalent automobile will be provided.

          D.  Club  and  Professional Services. During your employment hereunder
(i) the Company will reimburse you for the payment of annual dues, not in excess of five thousand dollars ($5,000) per calendar year for your membership at a social club of your choice, and (ii) the Company shall reimburse you, upon submission by you to the Company of statements for services of any person or persons of your choice that you have paid to advise you with regard to

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financial,  investment,  and  tax matters; provided, however, that reimbursement for such payments shall not exceed fifteen thousand dollars ($15,000) per calendar year beginning with calendar year beginning 2010. All such reimbursements shall be made in accordance with the Company's general policies for reimbursement of expenses, but in no event later than the last day of the calendar year following the calendar year in which such expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

     8. TERMINATION OF EMPLOYMENT. For purposes of this Agreement, termination of employment (including retirement) shall mean a separation from service from the Company and any affiliates of the Company, as "separation from service" is defined under Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (collectively the "Code"). In the event your employment is terminated for any reason set forth in this Paragraph 8, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the following amounts, which are in addition to the amounts stipulated under any subparagraph of this Paragraph 8:

          (i) A single lump sum payment, no later than the last day of your employment, of:

               (a) Any accrued but unpaid salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and

               (b) Any amounts owing, but not yet paid, pursuant to Paragraph 4 hereof.

          (ii) A single lump sum payment of any accrued but unpaid incentive compensation set forth in Paragraph 2C hereof due to you at the date of

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     such  termination for the fiscal year ending on or immediately prior to the date of such termination, which incentive compensation shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan.

               A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment hereunder at any time upon ten (10) or more days written notice to you. In the event your employment is terminated under this Paragraph 8A, the Company shall pay to you the following:

          (i) A single lump sum payment of two and nine-tenths times (2.9x) your then current annual base salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), with payment to be made on the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs;

          (ii) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment and shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan;

          (iii) The Deferred Compensation set forth in Paragraph 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh
     (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall

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     payments  due  under  Paragraph 2D hereof by seven (7). Payments under this
     Paragraph 8A (iii) shall be made on the first day of each respective calendar month;

          (iv) Continuation of medical benefits for the period you are entitled to COBRA continuation coverage under Section 4980B of the Code. The Company shall reimburse you for eighty percent (80%) of any premiums paid by you for such continuation. Provided, however, no such reimbursement hereunder shall be made for continuation coverage extending beyond the earlier of (1) the last day of the second calendar year following the calendar year in which your employment is terminated or (2) the period for which you are entitled to continuation coverage under Section 4980B of the Code, and all such reimbursements shall be made in accordance with the Company's general policies for reimbursement of expenses, but in no event later than the last day of the third calendar year following the calendar year in which your employment is terminated; and

          (v) Reasonable executive outplacement services for a period of six (6) months, immediately following your termination. Payment of such outplacement services shall be made no later than the last day of the third calendar year following the calendar year in which your employment is terminated.

The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof:

          B. Termination by the Company With Cause. The Company may for cause terminate your employment hereunder at any time by written notice to you. In the event your employment is terminated under this Paragraph 8B, you shall not

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be  entitled  to any incentive compensation set forth in Paragraph 2C hereof for the fiscal year in which such termination or resignation occurs, but the Company shall pay to you the Deferred Compensation set forth in Paragraph 2D hereof, with payment of the Monthly Amount delayed until the first day of the seventh
(7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 8B shall be made on the first day of each respective calendar month. The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof. For purposes of this Agreement, the term "cause" shall mean (i) a failure by you to remedy, within ten (10) days of the Company's written notice to you, either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, or (ii) your conviction of a felony.

          C. Termination by Mutual Consent. You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated pursuant to this Paragraph 8C, the Company shall pay to you the following:

          (i) A single lump sum payment, of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be

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     pro-rated through the last day of your employment, and shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

          (ii) The Deferred Compensation as set forth in Paragraph 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 8C(ii) shall be made on the first day of each respective calendar month.

          The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

          D. Disability. If you should suffer a Permanent Disability at any time, the Company may terminate your employment hereunder upon ten (10) or more days' prior written notice to you. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when you are qualified for benefits under the Company's Long Term Disability Insurance Policy, and in addition you meet one or both of the following requirements: (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to

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last  for  a  continuous  period  of  not  less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In the event of Permanent Disability, the Company shall pay to you or your legal representative:

          (i) On the first (1st) and fifteenth (15th) of each month, commencing with the first day of the seventh (7th) month following such Permanent Disability, a semi-monthly amount equal to fifty percent (50%) of the monthly base salary you were receiving at the date of such Permanent Disability under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable until you attain the age of 65 or die, whichever occurs first; provided, however, that the semi-monthly amount payable under this Paragraph 8D(i) shall be reduced to the extent of any payments made to you through any Company-sponsored group long term disability insurance policy (the "Supplemental LTD Policy") where the premiums for said Supplemental LTD Policy have either been paid by the Company or reimbursed to you by the Company, and the first such payment shall include a lump sum payment in an amount equal to the amount that would have been paid under this Paragraph 8D(i) had payments hereunder commenced immediately upon the first day of the first month following your Permanent Disability;

          (ii) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be pro-rated through the last day of your employment, and shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

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          (iii)  The Deferred Compensation set forth in Paragraph 2D hereof with payment  of  the  Monthly Amount delayed until the first day of the seventh
     (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 8D(iii) shall be made on the first day of each respective calendar month.

          The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

          E. Termination by Death. In the event of the termination by your employment by reason of death, at any time, the Company shall pay to your legal representative, estate or heirs the following:

          (i) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be pro-rated through the last day of your employment, and shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan; and

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          (ii)  The  Deferred  Compensation  as set forth in Paragraph 2D hereof with payment of the Monthly Amount commencing on the first day of the first calendar month immediately succeeding the month in which your death occurs, to the Beneficiary.

The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

          F. Termination Upon Expiration of Agreement. If not previously terminated, this Agreement and your employment with the Company shall be automatically extended for additional five (5) year periods, unless and until either party notifies the other, in writing, two years prior to the expiration of the then-current term of this Agreement. If either party notifies the other party in writing of the non-renewal of this Agreement two (2) years prior to the end of this Agreement, you shall be obligated to continue as President and Chief Executive Officer up to a maximum of six (6) months from the date of such notification if the Board of Directors so requests.

          In the event your employment is terminated through non-renewal of this Agreement, the Company shall pay you the following:

          (i) A single lump sum payment of two (2) times your then current base salary set forth in Paragraph 2A hereof (as adjusted by Paragraph 2B hereof) less a pro-rated adjustment for the portion of your then current base salary already paid during the two (2) year non-renewal notice period (up to a maximum of six (6) months). Such payment shall be made on the first day of the seventh (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs;

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          (ii) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, shall be pro-rated through the last day of your employment and shall be paid within the time period specified under the terms of the Management Incentive Compensation Plan;

          (iii) The Deferred Compensation set forth in Paragraph 2D hereof with payment of the Monthly Amount delayed until the first day of the seventh
     (7th) full calendar month immediately succeeding the month in which the last day of your employment occurs. However, the first such payment will include the aggregate of the Monthly Amounts that would have been made during the interim period, and, therefore, will be equal to seven (7) times the Monthly Amount, and such payment shall reduce the number of overall payments due under Paragraph 2D hereof by seven (7). Payments under this Paragraph 8F(iii) shall be made on the first day of each respective calendar month; and

          (iv) Continuation of medical benefits for the period you are entitled to COBRA continuation coverage under Section 4980B of the Code. The Company shall reimburse you for eighty percent (80%) of any premiums paid by you for such continuation. Provided, however, no such reimbursement hereunder shall be made for continuation coverage extending beyond the earlier of (1) the last day of the second calendar year following the calendar year in which your employment is terminated or (2) the period for which you are entitled to continuation coverage under Section 4980B of the Code, and all

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     such  reimbursements shall be made in accordance with the Company's general policies for reimbursement of expenses, but in no event later than the last day of the third calendar year following the calendar year in which your employment is terminated.

     The Company shall have no further obligations to you under this Agreement and you shall have no further obligations to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

          G. Events. If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six (6) months after, the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten (10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 8A hereof if the Company had terminated your employment hereunder effective on such date. The events, the occurrence of which shall permit you to terminate your employment hereunder under this Paragraph 8G, are as follows:

          (i) The removal of you or the election of any other person as the President and Chief Executive Officer of the Company, provided, however, that you shall not have approved such removal or such election, in your capacity as a director, by voting for such removal or such election;

          (ii) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets;

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

          (iii) Any change of a majority of the directors of the Company occurring within any thirteen (13) month period, or the acquisition by a single person or entity or a related group of persons or entities, of shares of any class or classes of voting stock of the Company representing twenty-five percent (25%) or more of the total votes entitled to be cast by all of the then outstanding share of all classes of voting stock of the Company; provided, however, that there shall be excluded from any such calculation of percentage of ownership all stock held by any officer of the Company on the effective date of this Agreement;

          (iv) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets, provided however, that you shall not have approved the adoption of such plan, in your capacity as a director, by voting for it; and

          (v) The failure by the Company to observe or comply in any material respect with any of the provisions of this Agreement, including a material diminution in your duties, or the assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the President and Chief Executive Officer of the Company if such failure has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.

          H. No Excess Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel ("Tax Counsel") to the effect that there exists a material

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

possibility that any payment to which you would (but for the application of this Paragraph 8H) be entitled under this Agreement would (but for such application) be treated as an "excess parachute payment" (as defined in Section 280G (b) of the Code), this Agreement shall be amended by reducing the payments to which you are entitled hereunder, as follows, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which you are entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the Deferred Compensation (and, concomitantly, the Monthly Amount), second (if applicable), the amount payable under Paragraph 8A(i) hereof by virtue of your election under Paragraph 8G hereof to treat an event described therein as constituting the termination of your employment, and third, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Paragraph 4 hereof, which shall in any event be paid in full) to which you are entitled hereunder.

     9. SOURCE OF PAYMENTS. All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you, the Beneficiary, nor any other person or persons shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of you, the Beneficiary, nor any other person or persons, it being expressly agreed that neither you, the Beneficiary, nor any other person or persons shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.

     10. ENFORCEMENT OF RIGHTS. Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, the Beneficiary, or any other person or persons. You, the Beneficiary, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, the Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which the Company may have any right, title, or interest now or in the future, but you, the Beneficiary, and any other person or persons shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor. Notwithstanding anything to the contrary set forth in this Paragraph 10, the Company has established a so-called "rabbi trust" as described in the Internal Revenue Service's Revenue Procedure 92-64, and is permitted to contribute the amounts necessary for the Company to fund the Deferred Compensation set forth in Paragraph 2D hereof.

     11. INVENTIONS AND CONFIDENTIAL INFORMATION. As long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during the term of this Agreement and for three (3) years thereafter, and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the

Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company's time, materials, or facilities. To the fullest extent permitted by law, any and all of the foregoing creations, inventions, discoveries, and improvements shall be considered as
"work-made-for-hire" and the Company shall be the owner thereof. You shall, without charge to the Company but at the Company's expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You shall not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 11 shall survive the termination of your employment hereunder.

     12. RESTRICTIVE COVENANT. For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.

     13. LEGAL FEES. The Company shall reimburse you, upon submission by you to the Company of a statement, for services of any attorney or attorneys of your choice that you have paid to advise you with regard to this Agreement; provided, however, that such reimbursement shall not exceed twenty thousand dollars ($20,000) per calendar year beginning with the calendar year 2010. Any such reimbursement shall be made in accordance with the Company's general policies for reimbursement of expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

     14. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach hereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.

     15. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned, or transferred.

     16. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you, the Beneficiary, or any other person or persons, nor shall you, the Beneficiary, or any other person or persons have any right to transfer or encumber any right or benefit hereunder.

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement relating to your employment by the Company. It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought. The Employment Contract with Baldwin German Capital Holding GmbH ("BGC") effective November 1, 2001; the agreement dated September 19, 2001 as amended on February 14, 2003, May 12, 2003, and February 10, 2004; our agreement dated August 17, 2005 which was effective as of July 1, 2005 as amended on November 14, 2005; and our agreement dated June 19, 2007 which was effective as of June 30, 2007, are now null and void.

     18. DEFERRED COMPENSATION. The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with
Section  409A.

     19. NOTICES. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company and you may designate in writing from time to time):

     To you:                                To the Company:
     -------                                ---------------
     Karl Stephan Puehringer                Baldwin Technology Company, Inc.
     51 Phillips Lane                       2 Trap Falls Road, Suite 402
     Darien, CT 06820                       Shelton, CT 06484-0941

     20. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New York without giving effect to the principles of conflict of laws.

                                    Very truly yours,

AGREED TO AND ACCEPTED:             BALDWIN TECHNOLOGY COMPANY, INC.


By: /s/Karl Stephan Puehringer          By: /s/Claes Warnander
    --------------------------              ------------------
     Karl Stephan Puehringer                 Claes Warnander
     [June 19, 2010]                         Chair of the Compensation
                                             Committee of the Board of Directors
                                             [06-19-10]

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